Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION

COMPLETES MERGER WITH

AMERICAN ENTERPRISE BANKSHARES, INC.

Atlanta, March 1, 2016 – Fidelity Southern Corporation (“Fidelity,” NASDAQ: LION), the holding company for Fidelity Bank, announced the closing of its merger with American Enterprise Bankshares, Inc. (“AEB”), the holding company for American Enterprise Bank of Florida, effective today. Also on March 1, American Enterprise Bank of Florida merged into Fidelity Bank. The merger continues Fidelity’s expansion into the Florida market.

Jim Miller, Fidelity’s Chairman, said, “Bennett Brown has built a community bank culture very similar to ours which means our two banks together will provide even better service for all our customers.”

AEB operates two branches. As of December 31, 2015, AEB reported approximately $200 million in assets, $160 million in loans, and $180 million in deposits.

ABOUT FIDELITY SOUTHERN CORPORATION

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.